Exhibit 10.15

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

  This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amended Agreement") dated to be effective as of January 1, 2001 ("Effective Date"), made and entered into by and between Schlotzsky's, Inc., a Texas corporation (the "Company"), and {Name} ("Wooley").
- ------

  The Board of Directors of the Company has determined that it is in the best interest of the Company to amend that Employment Agreement by and between the Company and Wooley, dated March 1, 1998, as amended by that First Amendment to Employment Agreement, dated July 21, 2000 ("1998 Agreement"), and restate the terms of employment of Wooley as {Title} of the Company in this Amended
                                 -------
Agreement; and Wooley has agreed to such amended and restated terms. The Company and Wooley wish to promote their mutual best interest by setting forth the terms and conditions in writing.

  NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Amended Agreement, the parties agree as follows:

     1.  Employment. The Company employs Wooley and Wooley agrees to the terms
         ----------
  and conditions set forth in this Amended Agreement. Wooley agrees to serve as {Title} of the Company to be responsible for {Duties}, reporting directly to
  -------                                      --------
  ______ of the Company ("______"), and to devote good faith efforts on behalf of the Company.

     2.  Term of Employment. Wooley's term of employment with the Company under
         ------------------
  this Amended Agreement is for a "rolling" four-year term, that is, initially through December 31, 2004, provided that such four-year term shall be automatically extended by the addition of one year to the term on December 31 of each year (beginning with December 31, 2001), unless notice to the contrary is given by Wooley or the Company prior to December 31 in accordance herewith.

     3. Base Salary. The Company shall pay to Wooley a base salary at the annual
        -----------
  rate determined as follows:

        (a) For the year 2001, base salary is $ {Base Salary};
                                                ------------

        (b) For the year 2002:

            (i) If the Company's Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") for 2001 is less than $5,000,000, then base salary will be $ {Base Salary}.
                          -----------

            (ii) If the Company's EBITDA for 2001 is $5,000,000 or more, then base salary will be $ {Base Salary} plus a percentage increase in the
                               -----------
        base salary calculated by multiplying the Company's EBITDA for 2001 by a fraction, the denominator of which is one million and the numerator is 2.5, subject to a maximum increase of thirty percent (30%). For example, if the Company's EBITDA for 2001 was $5,500,000, then the percentage increase would be 5.5 x 2.5 = 13.75% (that is, 13.75%
        of $ {Base Salary} or $____). As such, Wooley's base salary for the year
           ---------------
        2002 would be calculated by adding the 13.75% increase ($____) to Wooley's 2001 base salary ($ {Base Salary}) for a total of $____.
                                   ---------------

        (c) For each year thereafter, the base salary for the current year will be equal to the base salary for the prior year plus a percentage increase equal to the percentage increase in EBITDA from the prior year to the current year, subject to a maximum increase of one hundred percent (100%). For example, if base salary for the year 2002 was $ {Base Salary}, and if
                                                       ---------------
     the Company's EBITDA for 2001 and 2002 were $10,000,000 and $11,000,000 respectively, then the percentage increase in base salary for 2003 would be ten percent (10%). As such, Wooley's base salary for the year 2003 would be $ {Base Salary} plus $______ for a total $____.
     ---------------

        (d) Any increase in base salary shall be determined preliminarily on January 1 of each year based on a good faith estimate of the Company's EBITDA for the prior year. Any such increase shall be adjusted based on the Company's final, reported calculation of the EBITDA and shall be made as soon as practicable, but in no event later than June 30 of each year.

        (e) Base salary shall be paid to Wooley less applicable taxes, social security and withholding of other amounts in accordance with Company's regular payroll practices. Base salary shall be payable on the same schedule that salary is paid to other employees.

     4. Bonuses.  Wooley shall be paid a cash bonus determined as follows:
        -------

        (a) For the year 2001, such bonus shall be equal to a percentage of Wooley's base salary for the year 2001 as calculated below:


          ----------------------------------------------------------
                   Company's EBITDA           Bonus Percentage of
                       for 2001               2001 Base Salary
          ----------------------------------------------------------

                   $0 -- $7,499,999                      0%
          ----------------------------------------------------------

               $7,500,000 - $9,999,999                  25%
          ----------------------------------------------------------

              $10,000,000 - $12,499,999                 50%
          ----------------------------------------------------------

              $12,500,000 -- $14,999,999                75%
          ----------------------------------------------------------

                 $15,000,000 or more                   125%
          ----------------------------------------------------------

     For example, if the Company's EBITDA was $12,500,000, then Wooley would receive a bonus of 75% of his base salary for the year 2001 (that is, 75% of $ {Base Salary}), equal to $_______.
        ---------------

        (b) For the year 2002 and each year thereafter, such bonus shall be equal to two (2) times the . percentage increase in the Company's EBITDA from the prior year to the current year, up to a maximum of one hundred percent (100%). For example, if base salary for the year 2002 was $ {Base
                                                                       -------
     Salary}, and if the Company's EBITDA for the years 2001 and 2002 totaled
     ------
     $10,000,000 and $11,000,000, respectively, then the bonus would be two (2) times the ten percent (10%) increase of the EBITDA multiplied by the 2002 base salary (that is, 20% of $ {Base Salary}), equal to $_______.
                                  --------------

        (c) Payments.  All cash bonuses shall be paid annually on or before
            --------
     January 31 following the subject year. For example, a cash bonus for 2001 shall be paid on or before January 31, 2002.

        (d) Adjustments. Bonus payments shall be based on a good faith estimate
            -----------
     of the Company's EBITDA so that the bonus payments may be made on or before January 31 of a new year; and any adjustments to such bonus payments shall be based on the Company's final, reported calculation of the Company's annual EBITDA and shall be made as soon as practicable, but in no event later than June 30 of each year.

     5. Advance.  On or before January 31, 2001, the Company shall pay Wooley a
        -------
cash advance against Wooley's future bonuses earned in the amount of $____.
The advance shall be recovered by applying the following amounts until the full amount is recovered: fifty percent (50%) of the 2001 bonus, then the entire amount of the 2002 bonus, then the entire amount of the 2003 bonus, then the entire amount of the 2004 bonus. If all or any portion of the advance remains after application of the 2004 bonus, such remainder shall be deemed fully earned by Wooley and not to be recovered by the Company.

     6. Stock Options.
        -------------

        (a) Subject to the conditions described below, on June 1, 2001 the Company shall grant to Wooley an incentive stock option or nonqualified stock option to the extent incentive stock option is not available at the "fair market value", as defined in the Company's 1993 Stock Option Plan, as amended (the "1993 Plan") (or at 110% of fair market value if required by applicable laws) to purchase shares of common stock equal to the greater of:

            (i) _________(__) times the largest number of shares granted to any Company employee or consultant under the 1993 Plan during 2000 and 2001 (except for those granted to Wooley or {John C. Wooley or Jeffrey J.
                                               -----------------------------
        Wooley}); or
        -------

            (ii) _________(__) shares.

        (b) Wooley and Company shall execute a stock option agreement in the form approved by the Company's General Counsel, the Compensation Committee, and Wooley and in a form similar to the Company's standard forms in accordance with the 1993 Plan, not inconsistent with the provisions of this Amended Agreement. The grant of the option shall be subject to the terms and provisions of this Amended Agreement, and shall comply with applicable laws and the 1993 Plan.

        (c) In order for Company to grant the above-described option, the following conditions must be satisfied:

            (i) The Compensation Committee and/or Board of Directors, as appropriate, must approve the grant of the option and an amendment to the 1993 Plan increasing the total shares issuable under the plan to a number sufficient for such grant, both on June 1, 2001; and

            (ii) The Company's shareholders must approve, by June 1, 2002, an amendment to the 1993 Plan increasing the total shares issuable under the plan to a number which is sufficient for the grant to Wooley ("Proposed Plan Amendment").

        (d) Subject to the provisions of the stock option agreement and the 1993 Plan, such option shall vest on the effective date of the stock option agreement which shall not be later than the date of the Compensation Committee's approval of the grant of such option.

        (e) In the event that the Compensation Committee and/or Board of Directors do not approve the grant of the option or the amendment to the 1993 Plan increasing the total shares issuable under the plan to a number sufficient for such grant on June 1, 2001, then on or before June 30, 2001, the Compensation Committee shall use its best efforts to determine a reasonable financial equivalent to the benefit that Wooley would have received if all conditions to the grant of the option in Section 6(c) of this Amended Agreement had been satisfied and to approve such financial equivalent so that Wooley would be in substantially the same position he would have been in if all conditions to the grant of the option in Section 6(c) of this Amended Agreement had been satisfied (that is, the financial equivalent would be measured as if the option were issued on June 1, 2001). In the event that the Compensation Committee and/or Board of Directors approve the grant of the option and the amendment to the plan, but the Company's shareholders do not approve the Proposed Plan Amendment by June 1, 2002, then on or before June 30, 2002, the Compensation Committee shall use its best efforts to determine a reasonable financial equivalent to the benefit that Wooley would have received if all conditions to the grant of the option in Section 6(c) of this Amended Agreement had been satisfied and to approve such financial equivalent so that Wooley would be in substantially the same position he would have been in if all conditions to the grant of the option in Section 6(c) of this Amended Agreement had been satisfied (that is, the financial equivalent would be measured as if the option were issued on June 1, 2001).

     7. Benefits.  Wooley shall receive certain employee benefits incident to
        --------
  Wooley's employment with Company. Except as specifically modified by this Section of this Amended Agreement, employee benefits shall be governed by Company's respective benefit plan documents and the Company's Employee Handbook. Company agrees to provide Wooley with the following benefits:

        (a) Medical and Dental Insurance. Full payment of premiums for the Company's group medical and dental insurance for Wooley, his spouse, and eligible dependents;

        (b) Term Life Insurance. Reimbursement of the periodic premium paid by Wooley (grossed up to account for the applicable taxes payable on such reimbursement) for a term life insurance policy (obtained through the Company's benefits program or otherwise) in an amount equal to Wooley's annual base salary (subject to the maximum policy amount available under the Company's program, minus the policy amount for which the Company pays the premium under such program);

        (c) Supplemental Long Term Disability Insurance. Reimbursement of the periodic premium paid by Wooley (grossed up to account for the applicable taxes payable on such reimbursement) for a supplemental long term disability insurance policy (obtained through the Company's benefits program or otherwise) in an amount up to Wooley's base salary (minus the policy amount for which the Company pays the premium under the Company's benefits program, and subject to the coverage amount that is available on economically reasonable terms as determined by the Company);

        (d) Vacation.  Six (6) weeks of paid vacation per year, accruing at
     20.00 hours of vacation time per full month of employment during the Term of this Amended Agreement in accordance with Company's established vacation accrual policy set forth in Company's Employee Handbook. At Wooley's sole discretion, Wooley may either: (1) carry over up to four (4) weeks of accrued vacation each year without any carry-over forfeiture in subsequent years, or (2) be paid a cash amount equal to a maximum of four (4) weeks of accrued vacation per year, at Wooley's then-current salary rate, by January 15 of the following year. The Company shall pay Wooley a cash amount equal to Wooley's vacation balance, including all accrued and carry-over hours, by the next regularly scheduled pay period after Wooley's termination; and

        (e) Reimbursement of Business Expenses. Wooley shall be reimbursed for all expenses within budget ranges or approved to be outside of budget ranges that Wooley incurs in the performance of Wooley's duties and obligations under this Amended Agreement, provided that Wooley shall be required to submit receipts or other acceptable documentation to Company to verify such expenses in accordance with Company's ordinary business practices.

     8. Other Compensation.  Wooley shall also receive such other salary
        ------------------
   increases, bonuses, stock options, and other compensation which may be awarded in the discretion of the Compensation Committee.

     9. Wooley Covenants.
        ----------------

        (a) Confidential Information.

            (i) Wooley Acknowledgment of Company Confidential Information. Wooley acknowledges that the information, observations and data obtained by him while employed by the Company (including those obtained by him while employed at the Company prior to the date of this Amended Agreement) concerning the business or affairs of the Company ("Confidential Information") are the property of the Company.

            (ii) Non-Disclosure; Exceptions. Wooley agrees that he shall not disclose to any unauthorized person or use for his own benefit any Confidential Information without the express written consent of Company (except as such disclosure may be necessary to accomplish Wooley's duties set forth in this Amended Agreement).

            (iii) Definition of "Confidential Information". For purposes of this Amended Agreement, Confidential Information shall include without limitation:

                  (A) the names of any of Company's suppliers or customers and any information related thereto;

                  (B) any information considered confidential by Company and any information concerning Company's business including, but not limited to, information about Company's operations, plans, processes, and management;

                  (C) Company's trade secrets, including any information or
            material not generally known in the industry in which Company is engaged whether developed by Wooley or by other employees of Company;

                  (D) existing, pending or anticipated contractual arrangements;
            and

                  (E) the salaries and capabilities of Company's employees;

            provided, however, that Confidential Information shall not include that information deemed to be "Confidential Information", as noted above, to the extent that such information becomes generally known to and available for use by the public through the ordinary course of business of the Company, the Company newsletters and publications (including, but not limited to, the Uniform Franchise Offering Circular, franchise filings, securities filings, internet web sites, intranet web sites, and presentations for meetings), business communications (including, but not limited to, those with franchisees, area developers, suppliers, vendors, analysts, independent contractors, and shareholders), investor relations communications (including, but not limited to, meetings, conference calls, and other presentations), meetings, conference calls, the Company's franchisee conventions and business meetings (collectively, "Ordinary Course of Business Publications").

            (iv) No Breach for Ordinary Course of Business Publications. The Company shall not pursue and Wooley shall not be held liable for breach of this Amended Agreement or for any damages or other legal or equitable relief for such Ordinary Course of Business Publications even if such disclosure occurs during the term of Wooley's employment with Company or if such disclosure occurs as the result of his actions or omissions.

            (v) Return of Confidential Information Records. Wooley shall deliver to the Company at the termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Confidential Information or the business of the Company which he may then possess or have under his control.

        (b) Inventions and Patents.

            (i) Wooley agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Wooley while employed by the Company ("Work Product") belong to the Company. Wooley will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company or their authorized representative to establish and confirm such ownership.

            (ii) Wooley is hereby advised that Section 9(b)(i) of this Amended Agreement regarding the Company's ownership of intellectual property does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Wooley's own time, unless (1) the invention relates to the business of the Company or to the Company's actual or demonstrably anticipated research or developments, or (2) the invention results from any work performed by Wooley for the Company.

        (c) Non-Compete, Non-Solicitation.

            (i) Wooley acknowledges that in the course of his employment with the Company he will become familiar, and during his employment with the Company he has become familiar, with the Company's trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, Wooley agrees that, during employment, and for the remainder of the term of this Amended Agreement or forty-eight (48) months after termination of Wooley's employment with Company (whichever is longer), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company domestically or in any foreign country. For purposes of this Amended Agreement, a business shall be deemed competitive if it is a restaurant, sandwich shop or food service operation offering principal menu entrees which are the same or confusingly similar to those then offered at any Schlotzsky's restaurant or outlet worldwide. Nothing herein shall prohibit Wooley from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as Wooley has no active participation in the business of such corporation.

            (ii) During employment and for the remainder of the term of this Amended Agreement or forty eight (48) months after termination of Wooley's employment with Company (whichever is longer), Wooley shall not, except in the course of properly dispensing his duties, (1) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof, (2) hire directly or through another entity any person who was an employee of the Company at any time during employment or (3) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

        (d) Outside Interests.  Wooley agrees to devote reasonable efforts to
            -----------------
     the business and affairs of the Company. Company acknowledges that Wooley has interests in various outside real estate investments and business interests which require his attention from time to time. Company authorizes the time spent by Wooley in connection with such outside interests; and such time spent shall not be considered a conflict with his efforts devoted to the business and affairs of the Company and will not be considered a breach of any covenant by Wooley to devote reasonable efforts to the business and affairs of the Company.

        (e) Enforcement.  If, at the time of enforcement of this Section 9 of
            -----------
     this Amended Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Wooley's services are unique and because Wooley has access to Confidential Information and Work Product, in the event a breach or threatened breach of this Amended Agreement, the Company or its successors or assigns may, in addition to other rights and remedies at law or in equity (including, but not limited to, the recovery of attorneys' fees and costs) existing in their favor, apply to any court of competent jurisdiction for specific performance or injunction or other relief at law or in equity in order to enforce, or prevent any violations of, the provisions hereof.

     10. Termination.
         -----------

         (a) Notice. Wooley or the Company may terminate the employment of Wooley for any reason by giving written notice at least sixty (60) days in advance of the effective date of termination.

         (b) By Company For Any Reason. Upon termination by the Company of Wooley's employment for any reason, he shall be entitled to receive the base salary, benefits and any bonus earned through the date of termination, plus the base salary and benefits in accordance with the terms of Sections 3 and 7 of this Amended Agreement through the end of the term then in effect, or for forty-eight (48) months, whichever is longer. In addition, the Company shall use its best efforts to release Wooley from all personal guaranties in favor of the Company, including those described in Section 11 hereof attached hereto, as soon as practicable.

         (c) By Wooley After Change of Control Date.

             (i) Subject to the provisions of Section 10(d), if a Change of Control Date (as defined below) occurs at any time during the term of this Amended Agreement, and Wooley terminates employment of Wooley due to a Change in Circumstances (as defined below) within twenty-four (24) months after the Change in Control Date, then Wooley shall receive a severance benefit equal to the base salary, benefits and any bonus earned through the date of termination plus base salary then in effect and benefits in accordance with the terms of Sections 3 and 7 of this Amended Agreement through the end of the term then in effect, or for forty-eight (48) months, whichever is longer, in exchange for a full and final release by Wooley of all claims which might be asserted by or on behalf of Wooley against Company, its affiliated companies, and each of their officers, directors, agents, and employees (collectively "Parties To Be Released") related to Wooley's employment, separation from employment, and relationship with Parties To Be Released through date of Wooley's termination. Such release shall not include those claims which cannot be waived by law; and the post-termination provisions of the Indemnity Agreement between Wooley and the Company dated as of October 30, 1995, and the Stock Option Agreements by and between Wooley and the Company shall survive such release. Severance pay required pursuant to this Section shall be payable in the manner and time in which Wooley would have been regularly paid such salary, bonuses, and other compensation. Company shall pay such severance less usual withholding for taxes, FICA, and other standard deductions. Wooley shall remain fully responsible for all payments of federal and state taxes resulting from the receipt of such severance benefit.

             (ii) A "Change of Control Date" shall be deemed to have occurred on the date on which one or more of the following events occurs:

                  (A) A tender offer or exchange offer for at least 20% of the outstanding Common Stock of Company is consummated;

                   (B) The shareholders of Company approve an agreement to merge or consolidate Company into another corporation or entity or to sell all or substantially all of the assets or adopt a plan of liquidation;

                   (C) Any person, group or entity becomes the beneficial owner of at least 20% of the outstanding Common Stock of Company in a transaction which has not been approved in advance by the Board of Directors of Company; or

                   (D) The directors on the Board of Directors of Company at the beginning of any two-year period cease to constitute a majority at any time during such two-year period, other than by reason of death or retirement.

             (iii) A "Change in Circumstances" shall be deemed to be one or more of the following:

                   (A) A change in the nature or scope of the authority, powers, functions or duties related to Wooley's most recent position prior to the Change of Control Date (as defined above), a change in the location of Wooley's principal office which is not acceptable to Wooley, a twenty percent (20%) or greater change in the amount of Wooley's travel for Company prior to the Change of Control Date, or any reduction in Wooley's compensation after the Change of Control Date; in each event which is not remedied within thirty (30) days after written notice thereof from Wooley to Company;

                   (B) Breach by Company of any of its obligations to Wooley
             under this Amended Agreement which is not remedied within 30 days after written notice thereof from Wooley to Company; or

                   (C) After the Change of Control Date (as defined above),
             Wooley has made a good faith determination that Wooley's position has been significantly affected by the underlying event(s) giving rise to the Change of Control Date, that Wooley is unable to carry out Wooley's authority, powers, and duties of Wooley's most recent position prior to the Change of Control Date, and that Company has not remedied the situation within thirty (30) days of written notice of such determination from Wooley to Company.

         (d) Excise Tax on Total Payments.

             (i) Reduction of Total Payments. At Wooley's election by written notice to Company, if any payment received or to be received by Wooley whether payable pursuant to the terms of this Amended Agreement or any other plan, arrangement, or agreement with Company (including, but not limited to, stock option agreements), any person whose actions result in a Change of Control Date or other change of control of Company, or any person affiliated with Company or such person (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended ("IRC Section 4999"), the Total Payments, beginning with any payment due under this Amended Agreement, will be reduced until no portion of the Total Payments is subject to the excise tax imposed by IRC Section 4999. Company shall make the initial determination as to whether any of the Total Payments would be subject to the excise tax under IRC Section 4999 utilizing any professionals selected by Company and agreeable to Wooley. Wooley shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require Wooley to pay any excise tax under IRC
         Section 4999, and if Wooley has elected to reduce Total Payments as described under this Section 10(d), Wooley shall promptly refund any of the Total Payments Wooley received that would cause the imposition of such tax.

             (ii) Wooley Responsible for Any Taxes. Wooley shall remain fully responsible for all excise taxes imposed by IRC Section 4999 and all other payments of federal and states taxes resulting from the receipt of the Total Payments.

     11. Guaranties and Loans.
         --------------------

         (a) Personal Guaranties. The parties acknowledge that John C. Wooley and/or Jeffrey J. Wooley ("Wooleys") have executed various personal guaranties for the benefit of the Company and/or its affiliates, including but not limited to a guaranty of the lease of the Company's restaurant located at 218 South Lamar Street, Austin, Texas and guaranties of several leases of franchised restaurants in Houston and San Antonio, Texas (collectively, all such guaranties being called the "Personal Guaranties"). As set forth in Section 10(b) hereof, the Company is obligated to use its best efforts to release Wooleys from the Personal Guaranties after any termination of employment. In addition, the Company shall also use its best efforts to release Wooleys from the Personal Guaranties after any Change of Control Date.

         (b) Loans. The parties acknowledge that the Company has previously made a loan to Wooley, which is currently represented by an Amended and Restated Promissory Note dated January 1, 2001 (the "Wooley Loan") and two loans to Third & Colorado, LLC ("T&C") (of which Wooley is a principal owner), which are currently represented by an Amended and Restated Promissory Note and a Modification Agreement Regarding Promissory Note, both dated January 1, 2001 (the "T&C Loans"). As set forth in detail in the documents mentioned above:

             (i) as long as any of the Personal Guaranties remain outstanding, the Company shall not require any payments under the Wooley Loan or the T&C Loans and the Company shall continue making advances under the T&C Loans;

             (ii) upon release of all of the Personal Guaranties, the Wooley Loan shall be payable in sixty (60) equal monthly installments and the T&C Loans shall be payable in one hundred twenty (120) equal monthly installments; and

             (iii) the Company shall subordinate the T&C Loans to any long-term or development financing obtained by T&C related to the property at 1900 Barton Springs Road, Austin, Texas.

     12. Indemnification Agreement. Wooley and Company acknowledge that the
         -------------------------
  Indemnification Agreement by and between Wooley and Company, dated as of October 30, 1995 ("Indemnification Agreement"), is in effect, not cancelled, and not impaired; and the Indemnification Agreement will survive Wooley's separation from employment in accordance with the terms of the Indemnification Agreement.

     13. Disability or Death.
         -------------------

         (a) If as a result of illness, injury or other disability, Wooley is unable to perform his duties hereunder on a substantially full time basis for any period of twelve months or more, the Company may at its option terminate Wooley's employment hereunder and shall pay to Wooley the base salary, benefits and any bonuses through the date of termination, plus the base salary and benefits in accordance with the terms of Sections 3 and 7 of this Amended Agreement (to the extent allowed by applicable law and the Company's applicable benefits plans) through the end of the term then in effect, or for forty eight (48) months, whichever is longer.

         (b) If Wooley dies during the term of his employment by the Company, the Company shall pay to Wooley's estate the base salary and any bonuses through the date of his death, plus the base salary and benefits in accordance with the terms of Sections 3 and 7 of this Amended Agreement through the end of the term then in effect, or for forty eight (48) months, whichever is longer.

     14. Miscellaneous.
         -------------

         (a) Severability. The provisions of this Amended Agreement are severable, and if any provision of this Amended Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, that finding shall in no way affect the validity or enforceability of any other provision of this Amended Agreement. Any such invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Amended Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable.

         (b) Written Agreement. All previous oral agreements regarding the subject matter of this Amended Agreement are expressly superseded by this Amended Agreement. This Amended Agreement may not be amended, modified or rescinded except by a written agreement executed by Company and Wooley.

         (c) Governing Law. This Amended Agreement shall for all purposes be governed by, interpreted, and enforced in accordance with the laws of the State of Texas, and shall be performable in Travis County, Texas.

         (d) Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court or administrative agency in Travis County, Texas, in any action or proceeding arising out of or relating to this Amended Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court or agency. Each party also agrees not to bring any action or proceeding arising out

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

     of or relating to this Amended Agreement in any other county. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or equity.

         (e) Legal Consultation. The parties acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Amended Agreement with legal counsel prior to executing the agreement and that every covenant, term, and provision of this Amended Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

         (f) Notices. All notices required to be delivered under the terms of this Amended Agreement shall be forwarded by personal delivery, expedited delivery service (e.g., Federal Express) or United States certified mail, return receipt requested. Notices shall be deemed to be communicated and effective on the earlier of the day of receipt or three days after mailing. Such notices shall be addressed to Wooley at the address noted the signature block below in this Amended Agreement and to Company at:
     Schlotzsky's, Inc., 203 Colorado Street, Austin, Texas 78701, Attention:
     General Counsel. Any change of address notice shall be given in the manner prescribed herein.

         (g) Attorneys' Fees. Notwithstanding any provision in this Amended Agreement to the contrary, if any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Amended Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party; provided, however that no party shall be a prevailing party unless such party has recovered more as a result of a final order resulting from judicial proceedings than the amount, if any, offered by an opposing party to settle the dispute.

         (h) Survival. Wooley acknowledges that Wooley will receive proprietary information and special training from Company; and that the provisions concerning Wooley Covenants contained herein are valuable to Company and their protection, maintenance and enforcement constitute a legitimate interest to be protected by Company. Wooley acknowledges that Wooley has carefully considered these matters before entering into this Amended Agreement. The provisions of Section 9 ("Wooley Covenants") shall survive the termination of this Amended Agreement for the period set forth in
     Section 9. Wooley acknowledges that Company will suffer irreparable injury if such provisions are violated and Company shall be entitled to injunctive relief, to all other available legal remedies both at law and in equity (including, but not limited, the recovery of damages), and to reasonable attorneys' fees and costs to enforce those provisions, and to such further relief to which it may demonstrate it is entitled.

     Dated as of the Effective Date as defined above.

COMPANY:                WOOLEY:

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

SCHLOTZSKY'S, INC.


By:_______________________         ______________________
Name:_____________________
Title:____________________

203 Colorado Street            {Address
Austin, Texas  78701

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